Exhibit 10.7
February 23, 2006
Mr. Winston Hickman
33711 Chula Vista
Dana Point, CA 92629
Re: Employment at Ashworth, Inc.
Dear Mr. Hickman:
In accordance with our recent discussions, we are pleased to confirm our offer to you of a position with Ashworth, Inc. (the “Company”) upon the following terms and conditions:
1.	Position; Reporting; Commencement: The position and title shall be Chief Financial Officer & Executive Vice President and you shall report to the Chief Executive Officer. You shall commence employment effective February 23, 2006. You will be required to observe the Company’s personnel and business policies and procedures. In the event of any conflict, the terms of this letter will control. Vacation shall be in accordance with Company policy.

2.	Base Salary; Reviews: You will receive a salary of $300,000 per annum and a 50% target bonus per annum (Full Target Bonus), with the actual bonus payment subject to Board’s discretion, less applicable withholding and deductions. Salary is payable every other Friday. Employees are given annual performance reviews in or about May of each year which are a part of the bases for evaluating annual salary increases.

3.	Business Expenses, Clothing Allowance, Cellular Phone Allowance. You will receive reimbursement for normal, ordinary and reasonable business expenses upon your submission of receipts substantiating the expenses claimed in accordance with Company policy. As part of reasonable expenses, you will be entitled to reimbursement for business usage of your personal automobile. You will receive a Clothing Allowance in accordance with Company policy. You will be reimbursed up to $150.00 per month for use of your personal cellular phone.

4.	Stock Options: The Company will grant you 50,000 options to purchase shares of the Company’s common stock at an exercise price equal to the closing share price the day before your employment commences. The options will vest over a two-year period, i.e. 25,000 vesting on the one-year anniversary of employment commencement and 25,000 vesting on the two-year anniversary of employment commencement. Options will be exercisable for a period of time from the vesting date as defined by the Company’s Stock Option Plan. You have an opportunity to receive additional stock options each year during the annual review process. In the event of a termination by the Company without “Cause” (as defined in Change of Control Agreement referenced herein) or by you for “Good Reason” (“good reason” being determined in accordance with the criteria set forth in Section 5(a) of the Agreement Re: Change in Control between you and the Company, dated as of February 23, 2006), vesting will occur based on the number of days worked divided by 730. For purposes of this calculation it shall be assumed you worked weekends, holidays and vacation time.

5.	Savings Plan: You will be eligible to participate in the Company’s 401(k) Plan at the first entry date following the completion of six months continuous employment with the Company. Under the current provisions, you will be eligible as of October 1, 2006.

February 23, 2006
Mr. Winston Hickman

6.	Insurance Benefits: The Company will provide you with coverage under its group medical, dental and life insurance policies as more specifically described in the group insurance materials which will be provided to you upon your commencement of employment. The cost of the medical and dental coverage will be shared between you and the Company, depending on your plan and coverage elections. Under the current provisions, you will be eligible as of April 1, 2006. The Company reserves the right to change, modify or eliminate such benefits or coverages in its discretion. In addition, you will be immediately eligible for Ashworth’s Exec-U-Care health benefits. This benefit reimburses you and your eligible dependents for medical expenses not covered by your group major health plan or by any other group health plan.
7.	Severance: If you are terminated by the Company without Cause or you resign your employment for Good Reason, the Company agrees to pay you a lump sum as follows:
(a)	If such termination or resignation occurs either (i) after your six-month anniversary with the Company, or (ii) prior to your six-month anniversary and Randall Herrel is not the Company’s CEO at the time of your employment termination, then the lump sum payment shall equal (y) the amount of your then-current annual base salary, plus (z) a pro rata amount of your Full Target Bonus based upon the actual number of days you worked in the relevant target bonus period divided by the total number of days in your relevant bonus period (which shall be 365 days for bonus periods beginning after November 1, 2006, and which shall be the number of days between February 23, 2006 and October 31, 2006 for the initial bonus period). For purposes of this calculation it shall be assumed that you worked weekends, holidays and vacation days.

(b)	If such termination or resignation occurs prior to your six-month anniversary with the Company and Randall Herrel is the Company’s CEO at the time of your employment termination, then the lump sum payment shall equal (y) one-half of the amount of your then-current annual base salary, plus (z) a pro rata amount of your Full Target Bonus calculated as provided in paragraph (a) above.
In addition, if you are terminated by the Company without cause or you resign your employment for Good Reason, each of your options will vest based on the number of days you have worked since the relevant option grant date divided by the total number of days in the relevant option’s vesting period.
8.	Confidentiality; Use of Licensed Software; Solicitation of Employees; Return of Property; Termination: You acknowledge that, in the course of your employment with the Company, you will have access to confidential information concerning the organization and functioning of the business of the Company, and that such information is a valuable trade secret and the sole property of the Company. Accordingly, except as required by law, legal process, or in connection with your employment duties or any litigation between the parties hereto with respect to matters arising out of this agreement, you agree that you will not, at any time during your employment with the Company or after such employment, whether such employment is terminated as a result of your resignation or discharge, disclose or furnish any such information to any person other than an officer of the Company, and you will make no use of any such information for your personal benefit.
The Company licenses the use of computer software from a variety of outside companies and, unless authorized by the software developer, does not have the right to reproduce it. You may use software only

February 23, 2006
Mr. Winston Hickman

in accordance with the license agreement, whether on local area networks or on multiple machines.
You agree that for a period of two years from the date of voluntary or involuntary termination, you will not solicit on your behalf, or on behalf of a third party, any then current employee of the Company, to leave his or her employment with the Company for employment with another employer; provided, however, that nothing herein shall be deemed to prohibit a general employment solicitation directed at the public.
Section 409A Compliance.
     (a) Notwithstanding any provision of this Agreement to the contrary, if, at the time of your termination of employment with the Company, you are a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by you pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after your “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code) (the “Deferred Payment”). The provisions of this Section 6 shall only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
     (b) In the event the six-month delay described in this Section 6 applies, the Company shall make an irrevocable contribution in the amount of the Deferred Payment to a rabbi trust which shall take the form of the model rabbi trust described in Internal Revenue Service Revenue Procedure 92-64, which amount (along with any net income received by the trust) shall be paid by the trust to you on the six-month anniversary of your termination of employment, and the trust shall terminate at such time. The trustee shall be chosen by the Company in its reasonable discretion. The Company shall pay the reasonable expenses of establishing and maintaining the trust.
You further agree that in the event of such termination, whether voluntary or involuntary, you will not remove from the offices of the Company any personal property that does not rightfully and legally belong to you and that you will return on the date of your said termination, to an authorized representative of the Company, any and all property belonging to the Company. You also agree that you will provide passwords on request for personal computer files.
9.	At-Will Employment. You understand and agree that you are being employed for an unspecified term and that this is an “at-will” employment relationship. This means that either you or the Company may terminate your employment at will at any time with or without cause or notice. This at-will aspect of your employment, which includes the right of the Company to transfer, discipline, demote and/or reassign, may not be modified, amended or rescinded except by an individual written agreement signed by both you and the Company’s President. This letter sets

February 23, 2006
Mr. Winston Hickman

forth the entire agreement between the parties and there are no prior or contemporaneous representations, promises or conditions, whether oral or written, to the contrary.
This offer of employment is contingent upon the satisfactory completion of a background check, verifying that the information provided by you on your application and resume is accurate and correct. The Company reserves the right to withdraw an offer of employment, or to terminate employment, at any time based on information arising from the background check.
If you are in agreement with the terms of this letter, please sign and return one copy to the Human Resource Department and retain one copy for your files to effect the commencement of your employment. If you have any questions, please contact me at your earliest convenience.
Sincerely,

/s/ Randall Herrel
Randall Herrel
Chairman & CEO

ACCEPTED AND AGREED TO THIS 24TH DAY OF FEBRUARY, 2006

/s/ Winston Hickman
Winston Hickman